Exhibit 5.1


                OPINION AND CONSENT OF JONATHAN D. LEINWAND, ESQ.


                                                                 August 24, 2005

Timothy Huff
Globetel Communications Corp.
9050 Pines Blvd., Suite 110
Pembroke Pines, FL 33024

Gentlemen:

      You have requested my opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Globetel Communications Corp., a Delaware corporation (the "Company"), relating to the registration of 98,983 shares (the "Shares") of common stock, par value $.00001 per share, of the Company.

      I have made such examination of the corporate records and proceedings of the Company and have taken such further action as we deemed necessary or appropriate to the rendering of my opinion herein.

      Based on the foregoing, I am of the opinion that the Shares, when issued and sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

      I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference under the heading "Experts" therein. In giving such consent, I do not admit that I come within the category of persons whose consent is required by
Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                                   Sincerely,

                                                   /s/ Jonathan Leinwand, Esq.



                                                   Jonathan D. Leinwand, Esq.